Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.
Announces Plans to Convert BEBE SPORT stores into PH8,
a New Retail Concept

BRISBANE, CALIF. – July 14, 2009 – bebe stores, inc. (Nasdaq: BEBE) announced plans to launch PH8, a new retail concept replacing BEBE SPORT.

Scheduled to launch in November 2009, PH8 stores will replace the existing 62 BEBE SPORT stores operating throughout the U.S. and Canada. While shuttering the BEBE SPORT retail concept, the company will maintain the BEBE SPORT trademark and will sell some BEBE SPORT product out of our bebe retail stores.

“We believe that the conversion to PH8 is relevant and timely, especially now, when the market is flat and economy-conscious consumers are looking for new ideas and innovations,” said Manny Mashouf, bebe’s Chairman and CEO. “With the launch of PH8 we will expand into a new category while remaining true to our bebe brands’ core identity offering modern-thinking women a broader spectrum of special and unique clothes to meet the demands of their varied lifestyles.”

The PH8 stores will carry playfully sexy fashion-forward active street wear and performance product under the PH8 label reflecting a dramatic evolution of the BEBE SPORT concept.

“In this new economy, there is a heightened consumer consciousness and with it comes an increasing demand for clothes that are less about logos and more about great design, quality and comfort,” said Tara Poseley, recently appointed President of PH8. “Savvier women are looking for clothes they can wear everyday ‘on-the-go’ whether to a yoga class, grabbing a coffee with friends or attending school activities with their children – clothes that are fashionably chic, modern and easy to dress up or down”.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 308 stores, of which 211 are bebe stores, 34 are 2b bebe stores, 62 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, the U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.